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                         [Ledgewood Law Firm letterhead]



                                November 7, 2003



Lease Equity Appreciation Fund I, L.P.
c/o LEAF Asset Management, Inc.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103


Ladies and Gentlemen:

         We have acted as counsel to Lease Equity Appreciation Fund I, L.P. ("the Partnership") in connection with the preparation and filing of the Post-Effective Amendment to the Registration Statement on Form S-1, Registration No. 333-84730 (the "Post-Effective Amendment") relating to the offer and sale (the "Offering") of up to 500,000 units of limited partnership interest in the Partnership (the "Units"). In connection therewith, we prepared the discussion set forth under the caption "Federal Income Tax Considerations" and "Supplemental Federal Income Tax Considerations" (the "Discussions") in the Post-Effective Amendment.

         The Discussions, subject to the qualifications stated therein, constitute our opinion as to the material United States federal income tax consequences for purchasers of Units pursuant to the Offering.

         We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the use of our name in the Discussions. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.



                                                   Very truly yours,

                                                   /s/ Ledgewood Law Firm, P.C.

                                                   LEDGEWOOD LAW FIRM, P.C.